UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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On November 4, 2024, Smartsheet Inc. (“Smartsheet” or the “Company”) filed a Definitive Proxy Statement on Schedule 14A (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated September 24, 2024, by and among Smartsheet, Einstein Parent, Inc., a Delaware corporation (which we refer to as “Parent”), and Einstein Merger Sub, Inc., a Washington corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”). The special meeting of Smartsheet shareholders will be held virtually on December 9, 2024, at 10:00 a.m. Pacific Time, to act on the proposal to adopt the Merger Agreement (we refer to such proposal as the “Merger Proposal”), as disclosed in the Definitive Proxy Statement, as well as the other proposals described therein.
Litigation Related to the Merger
On November 13, 2024 a purported individual stockholder of Smartsheet filed a complaint in Washington Superior Court, County of King, captioned Maglione v. Abdullah, et al., No. 24-3-26368-3 SEA (“Maglione”), naming as defendants the Company and each member of the Company’s Board of Directors (the “Board”). On November 14, 2024, an additional case was filed by a purported individual shareholder of Smartsheet on behalf of himself and others similarly situated in the United States District Court for the Southern District of New York, captioned Bushansky v. Smartsheet Inc. et al., No. 1:24-cv-08648 (“Bushansky”). Also on November 14, 2024, an additional case was filed by a purported individual shareholder in New York Supreme Court, New York County, captioned Connolly v. Smartsheet Inc. et al., No. 659038/2024 (“Connolly”). On November 15, 2024, an additional case was filed by a purported individual shareholder in New York Supreme Court, New York County, captioned Wright v. Smartsheet Inc. et al., No. 659063/2024 (“Wright”). The Maglione, Bushansky, Connolly, and Wright complaints, and any similar subsequently filed cases involving the Company, the Board or any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Merger Agreement, the Merger or any related transaction, are referred to as the “Merger Litigations.”
The Merger Litigations filed to date generally allege that the Definitive Proxy Statement is materially incomplete and misleading by allegedly failing to disclose certain purportedly material information. The Maglione matter brings claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and failure to disclose under Washington state law against the Company, its Board as well as Vista Equity Partners Management, Parent and Merger Sub. The Bushansky matter asserts violations of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against Smartsheet and the Board and violations of Section 20(a) of the Exchange Act against the Board. The Connolly and Wright matters bring identical claims for negligent misrepresentation and concealment, and negligence under New York law against the Company and its Board. The Merger Litigations seek, among other things: an injunction enjoining consummation of the Merger; rescission of the Merger Agreement, rescission of the Merger if consummated; an accounting of all damages suffered; costs of the action, including attorneys’ fees and experts’ fees and expenses; an order directing the filing of a proxy statement that does not contain any untrue statements of material fact; in the Maglione matter, a declaratory order that the defendants breached their fiduciary duties and/or aided and abetted breach of fiduciary duties; in the Bushansky matter, a declaratory order that the defendants violated Section 14(a) and/or Section 20(a) of the Exchange Act; and any other relief the court may deem just and proper.
Smartsheet cannot predict the outcome of each Merger Litigation, nor can Smartsheet predict the amount of time and expense that will be required to resolve each Merger Litigation. Smartsheet believes that the Maglione, Bushansky, Connolly, and Wright cases are without merit and that no supplemental disclosures are required under applicable law. Smartsheet and its directors intend to vigorously defend against each Merger Litigation and any subsequently filed similar actions. It is possible that additional similar complaints could be filed in connection with the Merger. Smartsheet cannot estimate the possible loss or range of loss from the Merger Litigations. If any additional complaints are filed, absent new or significantly different allegations, Smartsheet will not necessarily disclose such additional filings.
In addition, 13 purported stockholders of Smartsheet sent demand letters regarding the preliminary proxy statement issued October 23, 2024 and Definitive Proxy Statement (the “Demand Letters”). Based on the same core allegations as the Merger Litigations, the Demand Letters request that the Company disseminate corrective disclosures in an amendment or supplement to the preliminary proxy statement issued October 23, 2024 or Definitive Proxy Statement.
Supplement to Definitive Proxy Statement
All page references used herein refer to pages in the Definitive Proxy Statement before any additions or deletions resulting from the supplemental disclosures, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. Underlined and bolded text shows text being added to a referenced disclosure in the Definitive Proxy Statement. These definitive additional materials are incorporated into, and amend and/or supplement, the Definitive Proxy Statement as provided herein. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.
1.    The disclosure under the heading “The Merger—Background of the Merger” is hereby amended and supplemented by replacing in its entirety the twentieth and twenty-first paragraphs with the following (new language bold and underlined):
On June 27, 2024, the Board of Directors held a meeting at which members of our senior management and representatives of Fenwick were present. At this meeting, Mr. Mader updated the Board of Directors on his conversations with members of the Consortium, including the June 24 dinner. A representative of Fenwick reviewed with the Board of Directors its fiduciary duties in connection with a potential acquisition transaction and considerations with respect to a process for such a transaction. The Board of Directors also discussed whether to engage Qatalyst Partners as our financial advisor with respect to a potential sale of our company and considered the terms of such an engagement. After the discussion, the Board of Directors approved the engagement of Qatalyst Partners as our financial advisor based on its extensive expertise, knowledge of the industry in which our company operates and experience advising technology companies in connection with potential strategic transactions. The Board of Directors also reviewed a forecast of our financial results through fiscal year 2027 (the “Three Year Forecast”), which had been prepared by our management in the ordinary course of business.
At the same meeting, the Board of Directors discussed establishing a committee of the Board of Directors to oversee our strategic process. After discussion, the Board of Directors approved the formation of a committee (the “Transaction Committee”), comprised of independent directors Mike Gregoire, Matt McIlwain, Katie Rooney and Khozema Shipchandler, to facilitate the Board of Directors’ active involvement in our company’s discussions and consideration of strategic alternatives, including potential negotiations with the Consortium (or any other party), but without authority to approve any transaction. The Transaction Committee was not created to address any actual or perceived conflict of interest, and the members of the Transaction Committee were not paid any additional compensation for serving on the Transaction Committee. The Board of Directors was aware that director Katie Rooney had served as the chief financial officer of Alight, Inc. from May 2017 to May 2024, and served as its chief operating officer from August 2023 to July 12, 2024. Alight was partially owned by funds affiliated with Blackstone as the majority sponsor owner since February 2017, and then merged with a Special Purpose Acquisition Company in July 2021. Following the merger, Peter Wallace, a senior managing director of Blackstone and its co-head of U.S. acquisitions, served as a director of Alight, and a member of its compensation committee, until September 2023 (when he and another Blackstone representative stepped down from Alight’s board). In addition, director Matt McIlwain is a managing director of Madrona, a venture capital firm, and Madrona is invested in Clari, Inc., a privately held company in which funds managed by Blackstone are also invested.
2.    The disclosure under the heading “The Merger—Background of the Merger” is hereby amended and supplemented by replacing in its entirety the forty-second paragraph with the following (new language bold and underlined):
At the same meeting, the Transaction Committee and other members of the Board of Directors who were present reviewed an updated long-range forecast prepared by our management of our financial performance as an independent company for the remainder of fiscal year 2025 and fiscal years 2026 through 2035 (the “Financial Projections”), which were consistent with the Three Year Forecast previously reviewed by the Board of Directors and provided to the Consortium and other parties (except for the addition of the later years) in the Financial Projections. After discussion, the Transaction Committee and other members of the Board of Directors who were present approved the Financial Projections for use by Qatalyst Partners in its financial analysis. For detailed discussion of the Financial Projections see the section of this proxy statement captioned “The Merger — Certain Financial Projections.”

3.    The disclosure under the heading “The Merger—Opinion of Smartsheet’s Financial Advisor—Selected Companies Analysis” is hereby amended and supplemented by replacing in its entirety with the following (new language bold and underlined):
Qatalyst Partners reviewed and compared selected financial information and public market multiples for Smartsheet with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment based on factors including that they are publicly traded companies in similar lines of business to Smartsheet, have a similar business model, have similar financial performance, or have other relevant or similar characteristics.
Based upon third-party research analyst consensus estimates as of September 23, 2024 (which we refer to as the “Analyst Projections”) and using the closing prices as of September 23, 2024, for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully diluted enterprise value divided by the estimated consensus revenue for calendar year 2025 (which we refer to as the “CY2025E Revenue Multiples”) for each of the selected companies as well as the fully diluted equity value divided by the consensus levered free cash flow (which we refer to as the “LFCF”) for calendar year 2025 (which we refer to as the “CY2025E LFCF Multiples”) for each of the selected companies based on Qatalyst Partners’ professional judgment.
The companies used in this comparison are listed below:

Selected Software	CY2025E Revenue Multiple	CY2025E LFCF Multiple	FD Enterprise Value ($M)
Workday, Inc.	6.7x	27.1x	$64,376
monday.com Ltd.	11.1x	48.1x	$13,517
Okta, Inc.	4.5x	20.6x	$12,582
Paycom Software, Inc.	4.6x	26.9x	$9,600
UiPath, Inc.	3.7x	21.3x	$5,811
BILL Holdings, Inc.	3.4x	24.1x	$5,194
Workiva Inc.	5.5x	42.2x	$4,614
Freshworks Inc.	3.2x	23.3x	$2,653
Asana, Inc.	3.3x	-	$2,613
Five9, Inc.	2.0x	14.7x	$2,307
PagerDuty, Inc.	3.4x	18.4x	$1,777
Sprout Social, Inc.	3.6x	34.4x	$1,730
__________________
*    Multiples greater than 75.0x, negative or not publicly available marked as “-.”

Selected Productivity Software	CY2025E Revenue Multiple	CY2025E LFCF Multiple	FD Enterprise Value ($M)
Salesforce, Inc.	6.1x	19.5x	$252,910
Atlassian Corporation	7.7x	28.6x	$42,614
Zoom Video Communications, Inc.	3.2x	14.4x	$15,169
DocuSign, Inc.	4.1x	14.4x	$12,752
Dropbox, Inc.	3.7x	9.9x	$9,612
Box, Inc.	4.9x	16.0x	$5,713
Based on an analysis of the CY2025E Revenue Multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 3.5x to 6.0x. Qatalyst Partners then applied this range to each of Smartsheet’s estimated revenue projections for fiscal year 2026: $1,318 million based on the Financial Projections, and $1,285 million based on the Analyst Projections. Based on the fully diluted shares of our common stock outstanding as of September 19, 2024 (calculated utilizing the same methodology as used in the section of this proxy statement captioned “- Discounted Cash Flow Analysis”) as provided by Smartsheet management, this analysis implied a range of values for our common stock of approximately $36.05 to $58.26 per share based on the Financial Projections, and approximately $35.28 to $56.94 per share based on the Analyst Projections. For purposes of this analysis, Qatalyst Partners used Smartsheet’s fiscal year ending January 31, 2026, as a proxy for calendar year 2025.
Based on the analysis of the CY2025E LFCF Multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative range of 18.0x to 27.0x. Qatalyst Partners then applied this range to each of Smartsheet’s estimated LFCF for fiscal year 2026: $324 million based on the Financial Projections, and $295 million based on the Analyst Projections. Based on the number of fully diluted shares of our common stock outstanding as of September 19, 2024 (calculated utilizing the same methodology as used in the section of this proxy statement captioned “- Discounted Cash Flow Analysis”) as provided by Smartsheet management, this analysis implied a range of values for our common stock of approximately $39.56 to $59.23 based on the Financial Projections and approximately $35.94 to $53.81 based on the Analyst Projections. For purposes of this analysis, Qatalyst Partners used Smartsheet’s fiscal year ending January 31, 2026, as a proxy for calendar year 2025.
No company included in the selected companies analysis is identical to Smartsheet. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters. Many of these matters are beyond the control of Smartsheet, such as the impact of competition on Smartsheet’s business and the industry in general, industry growth and the absence of any material adverse change in Smartsheet’s financial condition and prospects, or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.
4.    The disclosure under the heading “The Merger—Opinion of Smartsheet’s Financial Advisor—Selected Transactions Analysis” is hereby amended and supplemented by replacing in its entirety with the following (new language bold and underlined):
Qatalyst Partners compared 69 selected public company transactions, including transactions involving companies participating in similar lines of business to Smartsheet or with similar business models, similar financial performance, or other relevant or similar characteristics based on Qatalyst Partners’ experience and professional judgment.
For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (i) the implied fully diluted enterprise value of the target company as a multiple of Analyst Projections of the next-12-months’ revenue of such target company (which we refer to as the “NTM Revenue Multiples”); (ii) the implied fully diluted enterprise value of the target company as a multiple of Analyst Projections of the next-12-months’ earnings before interest, taxes, depreciation, and amortization (which we refer to as “EBITDA”) of such target company (which we refer to as the “NTM EBITDA Multiples”); and (iii) the implied fully diluted equity value of the target company as a multiple of Analyst Projections of the next-12-months’ levered free cash flow of such target company (which we refer to as the “NTM LFCF Multiples”).

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM EBITDA Multiple	NTM LFCF Multiple	FD Enterprise Value ($M)
09/09/2024	Squarespace, Inc.	Permira	5.6x	22.9x	23.2x	$7,237
07/25/2024	Instructure Holdings, Inc.	KKR	6.9x	16.9x	20.1x	$4,721
06/07/2024	PowerSchool Holdings, Inc.	Bain Capital	7.2x	21.0x	28.2x	$5,838
06/05/2024	WalkMe Ltd.	SAP SE	4.0x	68.2x	51.4x	$1,146
04/26/2024	Darktrace plc	Thoma Bravo	6.3x	26.9x	36.5x	$4,992
04/24/2024	HashiCorp, Inc.	International Business Machines Corporation	9.9x	-	-	$6,379
04/08/2024	Model N, Inc.	Vista Equity Partners	4.8x	24.5x	25.8x	$1,274
03/01/2024	Everbridge, Inc.	Thoma Bravo	3.9x	17.5x	22.9x	$1,786
12/18/2023	Alteryx, Inc.	Clearlake Capital and Insight Partners	4.2x	27.2x	74.7x	$4,352
10/23/2023	EngageSmart, Inc.	Vista Equity Partners	8.8x	47.6x	70.5x	$3,677
09/21/2023	Splunk Inc.	Cisco Systems, Inc.	7.1x	30.9x	29.3x	$29,552
07/31/2023	New Relic, Inc.	Francisco Partners and TPG	5.8x	30.4x	48.1x	$6,119
05/04/2023	Software AG	Silver Lake	2.6x	14.4x	37.5x	$2,945
03/14/2023	Cvent Holding Corp.	Blackstone	6.5x	34.1x	58.6x	$4,590
03/13/2023	Momentive Global Inc.	STG Partners, LLC	3.0x	16.0x	17.0x	$1,474
03/13/2023	Qualtrics International Inc.	Silver Lake & CPPIB	7.1x	50.2x	-	$11,741
02/09/2023	Sumo Logic, Inc.	Francisco Partners	4.2x	-	-	$1,407
01/09/2023	Duck Creek Technologies, Inc.	Vista Equity Partners	7.0x	-	-	$2,400
12/12/2022	Coupa Software Incorporated	Thoma Bravo	8.4x	37.5x	39.3x	$8,003
10/27/2022	UserTesting, Inc.	Thoma Bravo	5.3x	-	-	$1,090
10/11/2022	ForgeRock, Inc.	Thoma Bravo	8.4x	-	-	$1,970
09/28/2022	BTRS Holdings Inc.	EQT	7.9x	-	-	$1,474
08/08/2022	Avalara, Inc.	Vista Equity Partners	8.8x	-	-	$8,411
08/03/2022	Ping Identity Holding Corp.	Thoma Bravo	8.0x	-	-	$2,804
06/24/2022	Zendesk, Inc.	H&F & Permira	5.4x	48.7x	46.0x	$9,781
06/06/2022	Anaplan, Inc.	Thoma Bravo	12.8x	-	-	$10,120
05/04/2022	Black Knight, Inc.	Intercontinental Exchange, Inc.	9.7x	19.7x	28.2x	$15,873
04/11/2022	Datto Holding Corp.	Kaseya & Insight	8.3x	36.0x	-	$6,011
04/11/2022	SailPoint Technologies Holdings, Inc.	Thoma Bravo	13.3x	-	-	$6,881

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM EBITDA Multiple	NTM LFCF Multiple	FD Enterprise Value ($M)
12/07/2021	Mimecast Limited	Permira	8.8x	32.1x	40.6x	$5,538
08/19/2021	Inovalon Holdings, Inc.	Nordic Capital	8.8x	25.0x	41.5x	$7,209
08/05/2021	Cornerstone OnDemand, Inc.	Clearlake Capital Group, L.P.	5.9x	18.8x	18.4x	$5,238
07/26/2021	Medallia, Inc.	Thoma Bravo	10.8x	-	-	$6,446
06/28/2021	QAD Inc.	Thoma Bravo	5.3x	50.6x	70.8x	$1,824
04/26/2021	Proofpoint, Inc.	Thoma Bravo	9.4x	55.6x	59.0x	$11,313
03/10/2021	Talend S.A.	Thoma Bravo	7.4x	-	-	$2,449
03/08/2021	Pluralsight, Inc.	Vista Equity Partners	8.4x	-	-	$3,823
12/21/2020	RealPage, Inc.	Thoma Bravo	8.2x	28.9x	37.8x	$10,186
12/01/2020	Slack Technologies, Inc.	Salesforce, Inc.	29.0x	-	-	$28,753
12/17/2019	LogMeIn, Inc.	Francisco Partners	3.4x	10.7x	14.0x	$4,418
12/04/2019	Instructure, Inc.	Thoma Bravo	6.5x	-	-	$1,887
06/12/2019	Medidata Solutions, Inc.	Dassault Systèmes SE	7.5x	31.0x	-	$5,785
02/12/2019	Ellie Mae, Inc.	Thoma Bravo	6.8x	31.0x	-	$3,347
02/04/2019	The Ultimate Software Group, Inc.	Investor Group	8.4x	34.5x	62.1x	$10,892
12/24/2018	MINDBODY, Inc.	Vista Equity Partners	6.7x	-	-	$1,888
12/23/2018	MYOB Group Limited	KKR	4.9x	12.1x	27.5x	$1,708
11/11/2018	athenahealth, Inc.	Veritas Capital & Elliott Management Corporation	3.9x	13.8x	34.0x	$5,649
11/11/2018	Apptio, Inc.	Vista Equity Partners	7.0x	-	-	$1,823
10/15/2018	SendGrid, Inc.	Twilio Inc.	11.5x	-	-	$1,841
01/29/2018	Callidus Software Inc.	SAP America, Inc.	8.3x	56.9x	-	$2,356
12/17/2017	Aconex Limited	Oracle Corporation	8.1x	-	-	$1,207
08/31/2016	Interactive Intelligence Group, Inc.	Genesys (Permira)	3.2x	39.0x	-	$1,421
08/01/2016	Fleetmatics Group PLC	Verizon Communications Inc.	6.3x	18.4x	35.6x	$2,371
07/28/2016	NetSuite Inc.	Oracle Corporation	9.1x	-	-	$9,388
06/01/2016	Demandware, Inc.	Salesforce, Inc.	8.9x	-	-	$2,835
05/31/2016	Marketo, Inc.	Vista Equity Partners	5.9x	-	-	$1,700
05/18/2016	inContact, Inc.	NICE-Systems Ltd.	3.6x	45.1x	-	$973
04/18/2016	Cvent, Inc.	Vista Equity Partners	6.5x	52.5x	-	$1,502
11/02/2015	Constant Contact, Inc.	Endurance International Group Holdings, Inc.	2.3x	11.3x	24.2x	$924
06/15/2015	Dealertrack Technologies, Inc.	Cox Automotive, Inc.	4.1x	19.4x	20.0x	$4,617
09/18/2014	Concur Technologies, Inc.	SAP America, Inc.	10.2x	62.0x	-	$8,286
12/20/2013	Responsys, Inc.	Oracle Corporation	6.9x	58.0x	-	$1,572

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM EBITDA Multiple	NTM LFCF Multiple	FD Enterprise Value ($M)
06/04/2013	ExactTarget, Inc.	Salesforce, Inc.	6.5x	-	-	$2,570
08/27/2012	Kenexa Corporation	International Business Machines Corporation	3.3x	18.8x	26.8x	$1,302
05/22/2012	Ariba, Inc.	SAP America, Inc.	7.8x	32.4x	48.9x	$4,437
02/09/2012	Taleo Corporation	Oracle Corporation	5.3x	26.6x	46.1x	$1,940
12/03/2011	SuccessFactors, Inc.	SAP America, Inc.	8.7x	-	-	$3,499
10/24/2011	RightNow Technologies, Inc.	Oracle Corporation	6.2x	31.8x	64.4x	$1,599
07/01/2011	Blackboard Inc.	Providence Equity Partners, L.L.C	3.2x	12.6x	16.2x	$1,750
____________
*    Multiples greater than 75.0x, negative or not publicly available marked as “-.”
Based on an analysis of the NTM Revenue Multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 5.0x to 7.0x and then applied this range to Smartsheet’s estimated next-12-months’ revenue (calculated as the 12-month period ending July 31, 2025) based on the Analyst Projections. Based on the fully diluted shares of our common stock outstanding as of September 19, 2024 (calculated utilizing the same methodology as used in the section of this proxy statement captioned “-Discounted Cash Flow Analysis”), as provided by Smartsheet management, this analysis implied a range of values for our common stock of approximately $45.38 to $61.54 per share.
Based on an analysis of the NTM EBITDA multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 27.0x to 38.0x and then applied this range to Smartsheet’s estimated next-12-months’ EBITDA (calculated as the 12-month period ending July 31, 2025) based on the Analyst Projections. Based on the same fully diluted share count as used in the immediately preceding paragraph, this analysis implied a range of values for our common stock of approximately $44.72 to $60.91 per share.
Based on an analysis of the NTM LFCF multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative range of 25.0x to 38.0x and then applied this range to Smartsheet’s estimated next-12-months’ LFCF (calculated as the 12-month period ending July 31, 2025) based on the Analyst Projections. Based on the same fully diluted share count as used in the immediately preceding paragraph, this analysis implied a range of values for our common stock of approximately $45.52 to $69.06 per share.
No company or transaction utilized in the selected transactions analysis is identical to Smartsheet or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond Smartsheet’s control, such as the impact of competition on Smartsheet’s business or the industry generally, industry growth, and the absence of any material adverse change in Smartsheet’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactional data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautions against placing undue reliance on this information.

5.     The chart on page 63 of the Definitive Proxy Statement, in the section entitled “The Merger—Certain Financial Projections” is hereby amended and supplemented by replacing in its entirety with the following (new language bold and underlined):
The following table presents a summary of the Financial Projections (in millions):

	Fiscal year ending January 31,
	Q3-Q4 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$586	$1,318	$1,576	$1,890	$2,270	$2,707	$3,184	$3,680	$4,177	$4,660	$5,119
Non-GAAP Operating Income(1)	121	293	411	506	613	758	925	1,107	1,300	1,499	1,700
Less: Cash Taxes	(16)	(42)	(101)	(104)	(112)	(141)	(173)	(208)	(245)	(282)	(320)
Plus: Depreciation & Amortization	7	17	20	22	26	31	36	42	48	55	61
Less: Capital Expenditures & Capitalized Software	(8)	(18)	(21)	(24)	(29)	(34)	(40)	(46)	(52)	(58)	(61)
Plus: Cash from Working Capital & Other	41	43	54	65	68	76	83	90	92	91	89
Unlevered Free Cash Flow(2)	144	293	364	465	566	689	831	984	1,144	1,305	$1,469
___________
(1)Non-GAAP Operating Income, a non-GAAP financial measure, is calculated by starting with GAAP operating income (loss) and adjusting to exclude share-based compensation expense, amortization of acquisition-related intangible assets, and lease restructuring costs.
(2)Unlevered Free Cash Flow, a non-GAAP financial measure, is calculated as Non-GAAP Operating Income, subtracting the impact of cash taxes paid, and adding or subtracting (as applicable) the net impact of depreciation and amortization, capital expenditures and capitalized internal-use software development costs, and changes in net working capital.
6.    The disclosure under the heading “The Merger—Interests of Smartsheet’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards” in the third paragraph on page 65 of the Definitive Proxy Statement is hereby amended and supplemented by replacing in its entirety with the following (new language bold and underlined):
The following tables set forth, for each current executive officer and director of Smartsheet and each person who has been a director or executive officer of Smartsheet at any time since February 1, 2023 (solely to the extent they hold outstanding Company Equity Awards), (i) the number of shares of our common stock underlying each of the Vested Company Options, Unvested Company Options, Vested Company RSUs, Unvested Company RSUs, Vested Company PSUs and Unvested Company PSUs that were held as of October 18, 2024 and (ii) the cash consideration that may become payable for these Company Options, Company RSUs and Company PSUs based on the Merger Consideration of $56.50 per share if the applicable vesting conditions are ultimately satisfied following the Effective Time. The vesting of Company RSUs outstanding as of the date of the Closing (which date, solely for purposes of this proxy statement, is assumed to be October 18, 2024) that are held by Smartsheet’s non-employee directors will be accelerated in full (i.e., “single-trigger”) pursuant to the Smartsheet 2018 Equity Incentive Plan. Accordingly, only Vested Company RSUs and Vested Company Options, along with associated cash consideration that may become payable in connection therewith based on the Merger Consideration of $56.50 per share, are reflected in the following tables for all non-employee directors. Each current Smartsheet executive officer is eligible for vesting acceleration of his or her outstanding and unvested Company Equity Awards in connection with certain qualifying terminations of employment (i.e., “double trigger”) under his or her Severance Arrangement, as defined and described in more detail below in the section captioned “Interests of Smartsheet’s Directors and Executive Officers in the Merger — Potential Severance Payments and Benefits.”

7.    The disclosure under the heading “The Merger—Interests of Smartsheet’s Directors and Executive Officers in the Merger—Post-Closing Compensation” is hereby amended and supplemented by replacing in its entirety, on page 68 of the Definitive Proxy Statement, with the following (new language bold and underlined and deleted language struck through):
Representatives of Parent may hold preliminary discussions with certain members of the Company’s management team regarding employment with, and the right to purchase or participate in the equity of, Parent or one or more of its affiliates. However, as of the date of these supplemental proxy materials, none of the Company’s ~~directors or~~ executive officers has entered into any agreement or understanding with respect to the foregoing, and there can be no assurances that the terms of any such agreements or arrangements will be agreed upon with any directors or executive officers in the future. If Parent or its affiliates and the Company’s executive officers do not enter into agreements regarding employment with Parent or its affiliates, then the Company’s executive officers will remain subject to their existing arrangements with the Company. Furthermore, as of the date of these supplemental proxy materials, none of the Company’s directors has entered into any agreement or understanding with respect to service with, and the right to purchase or participate in the equity of, Parent or one or more of its affiliates.
Additional Information and Where to Find It
In connection with the proposed transaction, Smartsheet filed with the SEC a definitive proxy statement on November 4, 2024, which has been mailed to Smartsheet’s shareholders. Smartsheet has and will continue to file relevant materials with the SEC in connection with the proposed transaction. SMARTSHEET’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Shareholders of Smartsheet can obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov or free of charge at https://investors.smartsheet.com/.
Participants in the Solicitation
Smartsheet and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of Smartsheet’s shareholders in connection with the proposed transaction under SEC rules. Information about Smartsheet’s directors and executive officers is set forth under the captions “Proposal 1-Election of Directors,” “Non-Employee Director Compensation,” “Executive Officers,” “Security Ownership of Certain Beneficial Owners, Directors, and Management,” “Executive Compensation,” “Pay Versus Performance” and “Equity Compensation Plan Information” sections of the definitive proxy statement for Smartsheet’s 2024 annual meeting of shareholders, filed with the SEC on May 1, 2024, and in Smartsheet’s definitive proxy statement with respect to the proposed transaction and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.
Forward-Looking Statements
This communication may contain forward-looking statements including, among other things, statements regarding the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; the prospective performance and outlook of Smartsheet’s business, performance and opportunities; as well as any assumptions underlying any of the foregoing. When used in this communication, or any other documents, words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “forecast,” “goal,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” and similar expressions should be considered forward-looking statements made in good faith by Smartsheet, as applicable. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are subject to risks, uncertainties, and assumptions that could cause Smartsheet’s actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to: (i) the ability to obtain the requisite approval from shareholders of Smartsheet; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for Smartsheet will be made; (iv) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require Smartsheet to pay a termination fee or other expenses; (vi) the effect of the pendency of the proposed transaction on Smartsheet’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (vii) risks related to diverting management’s attention from Smartsheet’s ongoing business operations or the loss of one or more members of the management team; (viii) the risk that shareholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (ix) Smartsheet’s ability to achieve future growth and sustain its growth rate; (x) Smartsheet’s ability to attract and retain talent; (xi) Smartsheet’s ability to attract and retain customers (including government customers) and increase sales to its customers; (xii) Smartsheet’s ability to develop and release new products and services and to scale its platform; (xiii) Smartsheet’s ability to increase adoption of its platform through its self-service model; (xiv) Smartsheet’s ability to maintain and grow its relationships with channel and strategic partners; (xv) the highly competitive and rapidly evolving market in which Smartsheet participates; (xvi) Smartsheet’s ability to identify targets for, execute on, or realize the benefits of, potential acquisitions; and (xvii) Smartsheet’s international expansion strategies. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the definitive proxy statement filed with the SEC in connection with the proposed transaction. While the list of factors presented here and in the definitive proxy statement are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Should any of these risks or uncertainties materialize, actual results could differ materially from expectations. Except as required by applicable law, Smartsheet assumes no obligation to, and does not currently intend to, update or supplement any such forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date of this communication.